Exhibit 5.1

GOLDFARB, LEVY, ERAN, MEIRI, TZAFRIR & CO.
2 Weizmann Street
Tel Aviv 64239, Israel
Tel: +972-3-608-9999
Fax: +972-3-608-9909

February 4, 2009

Retalix Ltd.
10 Zarhin Street
Raanana, 43000
Israel

Dear Sirs:

        We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Retalix Ltd. (the “Company”), relating to 3,400,000 of the Company’s Ordinary Shares, NIS 1.00 nominal value per share (“Ordinary Shares”), under the Second 1998 Share Option Plan and the 2004 Israeli Share Incentive Plan (the “Plans”).

        We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        As counsel for the Company, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the shares issuable under the Plans have been duly authorized and, when issued and paid for in accordance with the terms of the applicable Plans, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours, /s/ Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.